STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this "Agreement") dated as of October 30, 2015, by and among: (i) **PSI INVESTMENT LLC**, a Virginia limited liability company ("Buyer"); (ii) **NAZIM DHANANI** ("Dhanani"); (iii) **PRAKASH MEHTA** ("Mehta"); (iv) **FRED WILLIAMS, JR.** ("Williams"); (v) **DOUGLAS J. KOVICH** ("Kovich"); (vi) **WALLACE WAYNE BURGE** ("Burge"); (vii) **CLYDE MCPHERSON** ("McPherson"); (viii) **SUE-JAN S. HOU** ("Hou"); (ix) **SIVARAMAKRISHNA KANNAN** ("Kannan"); (x) **JAIMI B. TAYLOR** ("Taylor"); (xi) **CHARLES FARRIS** ("Farris"); (xii) **JOHN SODERSTROM** ("Soderstrom"); (xiii) **EMMA G. LIM** ("Lim"); (xiv) **EDWARD CASSENTI** ("Cassenti") and (xv) **PRAKASH MEHTA** as sellers' representative ("Sellers' Representative"). Dhanani, Mehta, Williams, Kovich, Burge, McPherson, Hou, Kannan, Taylor, Farris, Soderstrom, Lim, and Cassenti are each referred to herein as a "Seller", and collectively as the "Sellers".

A. Each Seller owns (beneficially and of record) the issued and outstanding shares of capital stock (the "Shares") of PSI International, Inc., a Virginia Corporation (the "Corporation"), set forth opposite each such Seller's name on Exhibit A, which such Shares collectively represent 100% of the issued and outstanding Shares of the Corporation.

B. The Corporation provides technology support services, health science services and social services.

C. Sellers desire to sell and Buyer desires to purchase all of the Shares, in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, conditions, representations and warranties contained herein, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES

1.1 Upon the terms and subject to the conditions set forth herein, on the Closing Date (as defined below), Sellers shall convey, transfer and assign to Buyer, and Buyer shall purchase and accept from Sellers, all of the Shares.

ARTICLE II

PURCHASE PRICE AND PAYMENTS

2.1 Purchase Price. The aggregate purchase price for the Shares (the "Purchase Price") shall be Fifteen Million Dollars ($15,000,000.00) plus or minus the amount by which the Final Net Working Capital exceeds (or falls short of) the Working Capital Target, each as defined below.

2.2 Purchase Price Payment. Buyer shall pay the Purchase Price as follows:

a. Deposit. A deposit in the amount One Million Five Hundred Thousand Dollars ($1,500,000.00) paid to the Corporation on behalf of Sellers, the receipt of which is hereby acknowledged ("Deposit"). At Closing, the Corporation shall distribute the Deposit by wire transfer of immediately available funds as instructed by Sellers' Representative pursuant to the Disbursement Instructions and the Deposit shall be credited against the Purchase Price.

b. Closing Payment. At Closing, Buyer shall pay the sum of Twelve Million Dollars ($12,000,000.00), shall be paid by wire transfer of immediately available funds as instructed by Sellers' Representative pursuant to the Disbursement Instructions (the "Closing Payment").

c. Post-Closing Escrow Payment. Buyer shall pay the balance of the Purchase Price by delivery of a Promissory Note ("Note), in the form attached hereto as Exhibit B, to Sellers' Representative on behalf of Sellers in an amount equal to the sum of One Million Five Hundred Thousand Dollars ($1,500,000.00) ("Principal Amount"), plus or minus, the Preliminary Adjustment Amount (as defined in Section 2.3(a)). Interest shall accrue on the unpaid balance of the Note at a rate of four and one-half percent (4.5%). Within ninety (90) days of the Closing Date, Buyer shall commence making payments on the Note, as follows: On a monthly basis, Buyer shall pay an amount equal to the accrued but unpaid interest on the Note. No less frequently than quarterly, and in addition to the monthly interest payment contemplated herein, Buyer shall make payments to reduce the Principal Amount in an amount not less than $375,000.00 per installment until the Principal Amount is paid in full. All amounts due under the Note shall be paid for the benefit of Sellers by wire transfer of immediately available funds as instructed by Sellers' Representative pursuant to the Disbursement Instructions. As more particularly set forth in the Note, in the event that Buyer raises additional capital pursuant to a sale of debt or equity securities or through a capital contribution of Buyer's existing equity holders, Buyer shall immediately apply such proceeds against the unpaid balance of the Note.

2.3 Working Capital Adjustment.

a. Not less than three (3) business days, nor more than seven (7) business days prior to the Closing, Sellers' Representative shall deliver to the Buyer a Pre-Closing Certificate setting forth (a) Sellers' good faith calculations of: (i) Sellers' Transaction Expenses ("Estimated Transaction Expenses"), and (ii) Net Working Capital as of Closing ("Estimated Net Working Capital'), and (b) written instructions for the payment at the Closing of Sellers' Estimated Transaction Expenses ("Pre-Closing Certificate"). Buyer will be given reasonable access to all books and records of the Corporation relating to the preparation of the Pre-Closing Certificate, and Sellers' Representative shall consider in good faith any revisions to the calculations set forth in the Pre-Closing Certificate proposed by Buyer. Sellers' Representative will work prior to Closing to resolve any disputes with respect to the Pre-Closing Certificate and any such resolutions shall be reflected in an amended Closing Certificate; provided, however, that if Buyer and Sellers' Representative cannot resolve any such dispute, the Pre-Closing Certificate shall be binding for purposes of determining the payments to be made by Buyer at the Closing and, subject to the provisions hereof, the Note shall be adjusted accordingly.

For the purposes of this Agreement, the "Preliminary Adjustment Amount" shall be the amount by which the Estimated Net Working Capital is greater or less than the Working Capital Target, as set forth in the Pre-Closing Certificate. For purposes of this Agreement, the term "Net

Working Capital" means an amount equal to the difference between (a) the sum of the current assets of the Corporation (including cash, and receivables), minus (b) the current liabilities (excluding the Change in Control Payments) of the Corporation as of the Closing Date.

b. Within ninety (90) days following Closing, Buyer shall prepare and deliver to Sellers' Representative a written statement ("Post-Closing Statement") prepared in good faith setting forth in reasonable detail Buyer's calculation of Net Working Capital as of the Closing Date ("Final Net Working Capital"). During the thirty (30) days immediately following Sellers' Representative's receipt of the Post-Closing Statement, Buyer shall provide Sellers' Representative with reasonable access during normal business hours to any books and records of the Corporation in the possession of Buyer to the extent relevant to, and for purposes of, Sellers' Representative's review of the Post-Closing Statement and the preparation of the Notice of Disagreement (as defined below).

c. The Post-Closing Statement, and all of the calculations, amounts, and line items included therein, shall become final and binding upon all of the parties hereto forty-five (45) days following Sellers' Representative's receipt thereof, unless Sellers' Representative gives written notice of its disagreement with the Post-Closing Statement or any calculation included therein ("Notice of Disagreement") to Buyer on or prior to such date. The Notice of Disagreement shall specify in reasonable detail the nature and amount of any disagreement so asserted and shall set forth Sellers' Representative's alternative calculation of the Final Net Working Capital, together in each case with reasonably detailed supporting documentation.

2.4 <u>Resolutions of Disputes</u>.

a. During the fifteen (15) days immediately following the delivery of the Notice of Disagreement, or such longer period as Sellers Representative and Buyer may agree in writing, Sellers' Representative and Buyer shall seek in good faith to resolve in writing any differences which they may have with respect to the Final Net Working Capital, and all such discussions related thereto shall (unless otherwise agreed by Buyer and Sellers' Representative) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state or local rule. At the end of such fifteen (15) day period (or such longer period to the extent such fifteen (15) day period has been extended), Sellers' Representative and Buyer shall submit to the mutually agreed upon Independent Accounting Firm for review and resolution any and all matters (but only such matters) which remain in dispute with respect to the determination of the Final Net Working Capital.

b. If submitted to the Independent Accounting Firm, Buyer and Sellers' Representative shall instruct the Independent Accounting Firm to, and the Independent Accounting Firm shall, make a final determination of all such matters (but only such matters) which remain in dispute with respect to the Final Net Working Capital. The Independent Accounting Firm will deliver its final determination of Final Net Working Capital in writing and within thirty (30) days following final submission of the disputed matters to it and the determination of the Independent Accounting Firm shall be binding on all parties hereto.

c. The fees and expenses of the Independent Accounting Firm shall be allocated as follows: (i) if the Independent Accounting Firm determines the Final Net Working Capital in favor of Buyer's position (referred to herein as the "Low Value"), then all of the fees

and expenses of the Independent Accounting Firm shall be paid by the Sellers; (ii) if the Independent Accounting Firm determines the Final Net Working Capital in favor of the Sellers' Representative position (referred to herein as the "High Value"), then all of the fees and expenses of the Independent Accounting Firm shall be paid by Buyer; and (iii) if the Independent Accounting Firm determination of the Final Net Working Capital is inconsistent with both the Sellers' Representative's position and the Buyer's position (referred to herein as the "Actual Value"), then that fraction of the fees and expenses of the Independent Accounting Firm equal to (A) the difference between the High Value and the Actual Value over (B) the difference between the High Value and the Low Value shall be paid by the Seller Parties, and Buyer shall pay or cause to be paid the remainder of the fees and expenses of the Independent Accounting Firm.

2.5 Adjustment to Note. If the Final Net Working Capital is greater than the Estimated Net Working Capital, then the amount of the Note shall be increased by the amount of such excess; and (b) if the Estimated Net Working Capital is greater than the Final Net Working Capital, then the amount of the Note shall be decreased by the amount of such deficit.

2.6 Change in Control Payments. The parties acknowledge and agree that, pursuant to the terms of the Corporation's 2006 Non-Employee Director Phantom Stock Plan (the "Plan"), the Corporation is obligated to make certain payments to non-employee directors of the Corporation that are vested in phantom stock units under the Plan upon the occurrence of a transaction as is contemplated by this Agreement (the "Change in Control Payments"). Immediately prior to or at Closing, the Corporation shall make all Change in Control Payments from Net Working Capital. As such, the parties acknowledge that the Change in Control Payments may reduce the Corporation's Net Working Capital as of the Closing for the purposes of Section 2.3(b), above. Additionally, immediately prior to or at Closing, the Corporation shall terminate the Corporation's 2000 Stock Option Plan (the "Option Plan") and shall cause any option outstanding under the Option Plan to be exercised or cancelled prior to Closing.

2.7 Assignment to Eagle Bank. The parties acknowledge that that Buyer has collaterally assigned this Agreement to EagleBank (and/or its successors or assigns). Buyer hereby agrees that if EagleBank (and/or any of its successors or assigns) exercises its rights and remedies with respect to any such collateral assignment, then (i) Seller (without any investigation or due inquiry) is authorized to rely upon the statement of EagleBank (and/or any of its successors or assigns) that they have exercised their rights and remedies with respect to such collateral assignment, (ii) Seller shall perform its obligations, covenants, conditions and agreements under this Agreement solely for the benefit of EagleBank (and/or its successors or assigns, as applicable), (iii) Buyer shall no longer have any right or entitlement to require Seller to perform any of Seller's obligations, covenants, conditions and agreements under this Agreement for the benefit of Buyer to the extent Seller's obligations, covenants, conditions and agreements under this Agreement shall have been performed for the benefit of EagleBank (and/or any of its successors or assigns), and (iv) Buyer shall be deemed to have released Seller from any and all claims, demands, liabilities, costs and expenses arising or resulting from Seller's performing such obligations, covenants, conditions and agreements solely for the benefit of EagleBank (and/or any of its successors or assigns).

ARTICLE III

CLOSING MATTERS

3.1 Closing Date. Subject to Articles VIII and IX hereof, the closing (the "Closing") of the purchase and sale of the Shares shall occur on October 30, 2015, at 10:00 a.m. (the "Closing Date"), at the law offices of Stein Sperling Bennett De Jong Driscoll PC, 25 West Middle Lane, Rockville, Maryland 20850, or at such other time or location as is mutually agreed upon by the parties.

3.2 Closing Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller:

a. The Closing Payment;

b. The executed Note in the form attached hereto as Exhibit B, dated as of the Closing Date;

c. The executed Stock Pledge Agreement between Buyer and Sellers' Representative (on behalf of Sellers) in the form attached hereto as Exhibit C, dated as of the Closing Date (the "Stock Pledge Agreement"); and

d. The executed Security Agreement between the Corporation, Buyer and Sellers' Representative (on behalf of Sellers) in the form attached hereto as Exhibit D, dated as of the Closing Date (the "Security Agreement");

3.3 Deliveries by Sellers. On or prior to the Closing, Sellers shall deliver to Buyer:

a. Disbursement Instructions, executed by Sellers' Representative detailing disbursement of the Deposit and the Closing Payment to Sellers;

b. A certificate or certificates representing the Shares, together with a fully executed Stock Assignment Separate from Certificate in the form attached hereto as Exhibit E that endorses the Shares to Buyer;

c. Resignations of all the current officers and directors of Corporation in the form attached hereto as Exhibit F, which shall be effective upon the Closing;

d. The executed Stock Pledge Agreement; and

e. The executed Security Agreement.

3.4 Payments by Corporation. At or immediately prior to Closing, the Corporation shall make the Change in Control Payments to those individuals and in the gross amounts as set forth on Exhibit G. Such amounts will be subtracted from Net Working Capital.

3.5 Fees and Expenses. Each of the parties hereto shall pay their own expenses incurred in connection with the transactions contemplated hereby, including legal, accounting and other fees.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Sellers represent, warrant and covenant to Buyer, as of the Closing Date, as follows:

4.1 Organization. To Sellers' Knowledge, Corporation is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, and has all necessary corporate power and authority to own, lease and operate its assets and conduct its business as presently conducted.

4.2 Title to Shares. Each Seller owns all right, title and interest in and to his or her respective Shares, free and clear of any and all liens, encumbrances, pledges, security interests, restrictions or charges of any kind other than standard securities laws restrictions. As of the Closing Date, there are no outstanding options to acquire any Shares of the Corporation's capital stock and the Corporation's 2000 Stock Option Plan is terminated.

4.3 Authorization. Each Seller has full right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Sellers and constitutes the legal, valid and binding obligation of Sellers, enforceable in accordance with its terms, except to the extent limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws of general application relating to or affecting the enforcement of creditor's rights.

4.4 Taxes. Except as set forth on Schedule 4.4, (i) Corporation has, to the Knowledge of Sellers, timely filed all Tax Returns which are required to be filed on or before the Closing Date, and all such Tax Returns are true, complete and accurate in all material respects, (ii) all Taxes due and payable by the Corporation, whether or not shown on a Tax Return, have been paid by the Corporation on or before the Closing Date and Taxes not yet due will be accrued for, in a manner consistent with past practices, and no Taxes are delinquent, and (iii) there is no action, suit, proceeding or audit or any notice of inquiry of any of the foregoing pending against or with respect to the Corporation regarding Taxes and, to the Knowledge of the Corporation, no action, suit, proceeding or audit has been threatened against or with respect to the Corporation regarding Taxes.

4.5 Litigation; Proceedings. Except as set forth in Schedule 4.5, and to the Knowledge of Sellers there are no actions, suits, charges, complaints, grievances, arbitrations, proceedings, orders, judgments, decrees or investigations pending, threatened against or affecting the Corporation at law or in equity, or before (or that could come before) or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

4.6 Brokerage. Except for the brokerage commission owed to Business Valuation Center, LLC pursuant to that certain letter agreement dated February 22, 2013, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Corporation or the Sellers.

4.7 Employees. Schedule 4.7 sets forth a true and correct list of the current employees of the Corporation.

4.8 Officers and Directors. Schedule 4.8 lists all officers and directors of the Corporation.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents, warrants and covenants to Seller, as of the Closing Date, as follows:

5.1 Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, and has all necessary corporate power and authority to own, lease and operate its assets and conduct its business as presently conducted.

5.2 Authorization. Buyer has full right, power and authority to enter into this Agreement and to consummate transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer, and constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms.

5.3 No Violation. Buyer is not subject or party to any applicable law, or rule or regulation of any governmental authority, or any Contract, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement and the other Transaction Documents to which Buyer is a party.

5.4 Litigation. There are no actions, suits, proceedings, orders, judgments, decrees or investigations pending or, to Buyer's knowledge, threatened against or affecting Buyer at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Buyer's performance under this Agreement and the other Transaction Documents to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby.

5.5 Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

5.6 Access to Capital. Buyer has or will have access to sufficient cash, available lines of credit or other sources of immediately available funds to enable it to satisfy any and all obligations under this Agreement as and when such obligations come due.

5.7 Access to Documents and Information. Buyer and its representatives have independently examined to their satisfaction any and all documents, contracts, agreements, and commitments relating to the Business provided by Sellers and have had the opportunity to ask questions of Seller in connection with the foregoing as Buyer has deemed necessary. Buyer is

purchasing all of the Shares, without any warranties or representations whatsoever from Seller concerning such documents, contracts, agreements, and commitments, except as expressly provided in this Agreement.

ARTICLE VI

TAX MATTERS

6.1 Tax Periods Ending on or Before the Closing Date. Sellers shall prepare or cause to be prepared all Tax Returns with respect to the Corporation for taxable periods ending on or before the Closing Date (each, a "Pre-Closing Tax Period") that are required to be filed after the Closing Date. Sellers shall file all Pre-Closing Tax Period Tax Returns on or before the due date, as extended by any proper extension, except as provided for in the previous sentence. Sellers shall pay all Taxes on the income of the Corporation arising prior to the Closing Date as shown on the Tax Returns (and attendant Schedule K-1s) for the Pre-Closing Tax Periods, if any. Sellers shall pay all fees and expenses associated with preparing the Tax Returns for the Pre-Closing Tax Periods.

6.2 Periods After the Closing Date. Buyer shall timely prepare and file or cause to be timely prepared and filed all Tax Returns of Corporation required to be filed for taxable periods beginning after the Closing Date ("Post-Closing Tax Period"). Buyer shall timely pay or cause to be paid the amount of Taxes due shown on such Tax Returns. Buyer shall pay all fees and expenses associated with preparing the Tax Returns for the Post-Closing Tax Periods. For the avoidance of doubt, the taxes associated with the payment of the Change in Control Payments (as well as the corresponding deduction for such payment) shall be allocated to the Pre-Closing Tax Period that ends on the date of Closing.

6.3 Allocation. Pursuant to Section 1377(a)(2) of the Code, Buyer and Seller agree to elect to compute the allocation of income and deduction of Corporation for Corporation's 2015 tax year as if the tax year consisted of two (2) taxable years, the first ending on the Closing Date, which shall be part of the Pre-Closing Tax Period, and the second ending on December 31, 2015, which shall be part of the taxable periods after the Closing Date. Notwithstanding anything to the contrary contained herein, the parties agree that the Change in Control Payments made by the Corporation pursuant to Section 2.6 shall be allocated to the Pre-Closing Tax Period.

6.4 Audits. Buyer shall provide Seller with notice of any written inquiries, audits, examinations or proposed adjustments by the Internal Revenue Service or any other taxing authority, which relate to any Pre-Closing Tax Periods within five (5) days of receipt of such notice. Sellers shall have the right to control any representation of the interests of Corporation in any Tax audit or other proceeding which include any Pre-Closing Tax Period, provided, however, that Sellers and Buyer shall cooperate in good faith respect to any audit that relates to the 2014 tax year and neither party shall enter into a settlement agreement with the Internal Revenue Service (or other taxing authority) without the written consent of the party, not to be unreasonably withheld, conditioned or delayed.

6.5 Cooperation. Buyer and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the

retention and (upon the other party's request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Sellers agree to retain all books and records in their possession with respect to Tax matters pertinent to Corporation relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

ARTICLE VII

COVENANTS OF THE PARTIES PRIOR TO CLOSING

7.1 Covenants of Seller. Except as Buyer may otherwise consent to in writing, Sellers shall:

a. Operate the Corporation only in the usual, regular and ordinary course and in accordance with past practice; and

b. Inform Buyer promptly of any development which (i) may materially interfere with the consummation of the transactions contemplated hereby or (ii) is outside of Corporation's Ordinary Course of Business or not in accordance with past practice; and

c. Cancel the Plan, the Option Plan and any outstanding options issues under the Option Plan to the extent not previously exercised.

7.2 Covenants of Buyer. Except as Sellers may otherwise consent to in writing, Buyer shall not use any information obtained from Corporation which is confidential or of a proprietary nature ("Proprietary Material"), except for the purposes of evaluating the Buyer's purchase of the Shares and such Proprietary Material shall be kept confidential and not disclosed by Buyer to any other party.

ARTICLE VIII

CONDITIONS TO BUYER'S OBLIGATIONS

The obligations of Buyer to purchase the Shares under this Agreement are subject to the satisfaction of all the following conditions, or their waiver by Buyer, at or prior to the Closing:

8.1 Accuracy of Representations and Warranties. Each of the representations and warranties of Sellers hereunder shall be true and correct in all material respects as of the Closing Date as though made on such date.

8.2 Compliance With All Obligations and Agreements. Sellers shall have performed all obligations and agreements and complied with all covenants contained in this Agreement, which are required to be performed and complied with by Sellers on or before the Closing.

8.3 No Prohibition. No law and no injunction of any court or administrative agency shall be in effect which prohibits Buyer from consummating the transactions contemplated hereby.

8.4 Seller Deliverables. Sellers having delivered all items required pursuant to Section 3.3 hereof.

ARTICLE IX

CONDITIONS TO SELLERS' OBLIGATIONS

The obligations of Sellers to sell the Shares under this Agreement are subject to the satisfaction of the following conditions, or their waiver by Sellers, at or prior to the Closing:

9.1 Accuracy of Representations and Warranties. Each of the representations and warranties of Buyer hereunder shall be true and correct in all material respects as of the Closing Date as though made on such date.

9.2 Compliance With All Obligations and Agreements. Buyer shall have performed all obligations and agreements and complied with all covenants contained in this Agreement, which are required to be performed and complied with by Buyer on or before the Closing.

9.3 No Prohibition. No law and no injunction of any court or administrative agency shall be in effect which prohibits Seller from consummating the transactions contemplated herein.

9.4 Buyer Deliverables. Buyer having delivered all items required pursuant to Section 3.2 hereof.

ARTICLE X

SURVIVAL AND INDEMNITY

10.1 Survival of Representations and Warranties. The representations and warranties set forth above in Articles IV and V shall survive until the first (1st) anniversary of the Closing Date (the "Applicable Limitation Date") and shall thereupon expire, together with any right to indemnification in respect thereof (except to the extent a written notice asserting a claim for breach of any such representation or warranty shall have been given prior to such expiration date in good faith to the party which made such representation or warranty).

10.2 Survival of Covenants and Agreements. The covenants and agreements contained herein to be performed or complied with after the Closing shall survive the Closing of the transactions set forth herein.

10.3 Indemnification.

a. Sellers' Indemnification. Sellers shall indemnify Buyer and Corporation and each of their respective officers, managers, members, directors, employees, agents,

representatives, Affiliates, successors and permitted assigns (collectively, the "Buyer Parties") and hold each of them harmless from and against and pay on behalf of or reimburse such Buyer Parties in respect of any loss (including diminution in value), Liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine, expense or damage, whether or not arising out of third party claims (including, without limitation, interest, penalties, reasonable attorneys' fees and expenses, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, "Losses" and individually, a "Loss") which any such Buyer Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of : (i) misrepresentation or the breach of any representation or warranty made in Article IV of this Agreement, or the Transaction Documents or any certificate delivered by Corporation to Buyer in connection with the transactions contemplated hereby; or (ii) the breach of any covenant or agreement made by Sellers contained in this Agreement or the Transaction Documents.

b. Buyer Indemnification. Buyer shall indemnify Sellers and his or her respective successors, Affiliates and permitted assigns (collectively, the "Seller Parties") and hold each of them harmless from and against and pay on behalf of or reimburse such Seller Parties in respect of any Loss which such Seller Parties may suffer, sustain or become subject to, as the result of, in connection with, relating to or incidental to or by virtue of: (i) misrepresentation or the breach by Buyer of any representation or warranty made by Buyer contained in Article V of this Agreement, or the Transaction Documents or any certificate delivered by Buyer to Sellers in connection with the Closing; (ii) the breach of any covenant or agreement made by Buyer contained in this Agreement or the Transaction Documents; (iii) or Buyer's operation of the Corporation following Closing.

c. Limitations on Indemnity. No party will be liable for Indemnification hereunder with respect to claims referred to in Section 10.3(a) or Section 10.3(b) unless the other party to this Agreement gives written notice thereof within the Applicable Limitation Date with respect to such representation or warranty. Notwithstanding any implication to the contrary contained in this Agreement, (i) so long as a party hereto delivers written notice of a claim no later than the Applicable Limitation Date, the other party hereto shall be required to indemnify hereunder for all Losses which such parties may incur (subject to the Basket and the Cap, if applicable) in respect of the matters which are the subject of such claim, regardless of when incurred, in accordance with the provisions of this Section 10.3; (ii) an Indemnifying Party (as defined in Section 10.3(d)) shall not be required to indemnify an Indemnified Party (as defined in Section 10.3(d) for any Loss arising under Section 10.3(a) unless the aggregate amount of all such Losses exceeds $50,000.00 (the "Basket"), in which case Indemnifying Party shall then be liable only for Losses in excess of the Basket; (iii) the aggregate maximum amount payable by the Sellers to the Buyer, on one hand, or by the Buyer to the Sellers, on the other hand, with respect to any and all claims for indemnification under Section 10.3(a) shall not exceed Five Million Dollars ($5,000,000.00) (the "Cap"); and (iv) in the event that Sellers are the Indemnifying Party, the liability for each Seller shall not exceed such Seller's pro rata share (as set forth on Exhibit A) of such Loss.

d. Procedure. If a party hereto seeks indemnification under this Article X, such party (the "Indemnified Party") shall give written notice to the other party (the "Indemnifying Party") promptly after receiving written notice of any action, lawsuit, Tax audit

or administrative or court proceeding relating to Taxes, proceeding, investigation or other claim against it (if by a third party) describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that the failure to so notify the Indemnifying Party promptly shall not relieve the Indemnifying Party of its, his or her Liabilities hereunder except to the extent such failure shall have harmed the Indemnifying Party. In that regard, if any action, lawsuit, proceeding, investigation or other claim shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to Article X, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto and the Indemnifying Party shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to the Indemnified Party's claim for indemnification at the Indemnifying Party's expense, and at the Indemnifying Party's option (subject to the limitations set forth below) shall be entitled to appoint lead counsel of such defense with a reputable counsel acceptable to the Indemnified Party; provided that, as a condition precedent to the Indemnifying Party's right to assume control of such defense, it must first enter into an agreement with the Indemnified Party (in form and substance reasonably satisfactory to the Indemnified Party) pursuant to which the Indemnifying Party agrees to be fully responsible (with no reservation of rights) for all Losses relating to such claims and that it will provide full indemnification to the Indemnified Party for all Losses relating to such claim.

Notwithstanding any provision herein to the contrary, the Indemnifying Party shall not have the right to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party, if the claim which the Indemnifying Party seeks to assume control (i) seeks non-monetary relief, (ii) involves criminal or quasi-criminal allegations, (iii) involves a claim to which the Indemnified Party reasonably believes an adverse determination would be detrimental to or injure the Indemnified Party's reputation or future business prospects, or (iv) involves a claim which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend.

If the Indemnifying Party is permitted to assume and control the defense and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party.

Unless and until the Indemnifying Party assumes the defense of any such claim, the Indemnified Party may defend against any such claim in any manner he, she, or it may reasonably deem appropriate.

If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of a claim or ceasing to defend such claim, if pursuant to or as a result of such settlement or cessation, (i) such settlement or cessation does not involve only the payment of money damages to be paid in full by the Indemnifying Party, (ii) injunction or other equitable relief will be imposed against the Indemnified Party or any of its Affiliates, or (iii) if such settlement does not expressly and unconditionally release the

Indemnified Party and its Affiliates from all Liabilities with respect to such claim and all other claims arising out of the same or similar facts and circumstances.

Each party to this Agreement agrees to cooperate in all reasonable respects with the other parties hereto in determining the validity of any claim or Loss referred to above, defending such claim or Loss against third parties and otherwise resolving such claim or Loss. Such assistance and cooperation shall include, but not be limited to, providing access during normal business hours to and copies of information, records and documents reasonably relating to such matters, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

e. Payments. The Indemnifying Party shall pay the Indemnified Party in immediately available funds promptly after the Indemnified Party provides the Indemnifying Party with written notice of a claim hereunder and the parties hereto reasonably agree that there is a reasonable basis for such claim.

f. Tax Treatment. All indemnification and other payments under this Article X shall, to the extent permitted by applicable law, be treated for all income Tax purposes as adjustments to the aggregate consideration paid hereunder. None of the parties shall take any position on any Tax return that is inconsistent with such treatment, unless otherwise required by law.

ARTICLE XI

ADDITIONAL COVENANTS

11.1 Reserved.

11.2 Post-Closing IPO at Buyer's Sole Option. The Shares sold hereunder are not registered under the terms of the Securities Act of 1933, and as such, Sellers make no representation as to the suitability of the Shares of the Corporation for an Initial Public Offering ("IPO") post-Closing. However, Sellers acknowledge and understand that Buyer may take steps to register the Corporation's shares and initiate an IPO of the Corporation. Sellers understand that, as a post-Closing matter, the decision to initiate an IPO is solely that of Buyer, and that Sellers have no right to participate in or to profit from any such IPO of the Corporation post-Closing.

11.3 Restrictive Covenants; Confidentiality.

a. Restrictions on Services. Dhanani, Mehta and Williams (each a "Restricted Seller" and collectively, the "Restricted Sellers") each agree, for a period of three (3) years following the Closing Date (the "Restricted Period") that, except in connection with the provision of services on behalf of the Corporation or as otherwise agreed to by Buyer, such Restricted Seller will not, directly or indirectly, as an owner, director, trustee, manager, member, employee, consultant, partner, principal, agent, representative, stockholder or in any other individual, corporate or representative capacity, provide services substantially similar to the Corporation's "Business." For the purposes of this Section 11.3, the Corporation's Business

shall mean the provision of substantially similar services to individuals and/or entities identified in those certain Federal, State and local contracts on Schedule 11.3, attached hereto and incorporated herewith. The Sellers hereby represent that no other Seller has served as an officer of the Corporation.

b. Confidentiality. No Seller shall at any time hereafter disclose to anyone or use in competition with the Corporation any of the Corporation's confidential, proprietary or secret information acquired by Buyer pursuant to this Agreement. Notwithstanding anything in the preceding sentence to the contrary, each Seller may disclose such confidential, proprietary or secret information (a) if required to do so by a court order, subpoena, or other legal process (provided that it will promptly notify Buyer upon receiving any such order, subpoena, or other process, and will engage in commercially reasonable efforts at Buyer's expense to avoid such disclosure), (b) if required to fulfill legal and regulatory obligations, or (c) to such Person's attorneys, accountants, or other advisors who agree to be bound by this Section 11.3. Confidential materials herein include confidential, proprietary, and/or secret information held by Corporation. Confidential materials include, but is not limited to, materials and/or information which concerns or relates to the trade secrets, processes, operations, style of works, or apparatus, or to the production, sales, shipments, purchases, transfers, identification of customers, inventories, or amount or source of any income, profits, losses, or expenditures of Corporation or other information of commercial value, the disclosure of which is likely to have the effect of impairing or cause harm to the competitive position of the Corporation. Confidential materials further includes all proprietary rights, title and interest in all things designed, invented, created, authored, developed or made by Sellers during each Seller's association and/or employment with Corporation as long as the Seller was compensated previously by Corporation for such confidential materials.

c. Enforcement. The covenants and agreements in this Section11.3 are for the benefit of, and may be enforced by, Buyer. Each Seller acknowledges that the remedy at law for breach of the provisions of this Section 11.3 will be inadequate and that, in addition to any other remedy Buyer may have, it shall be entitled to an injunction restraining any breach or threatened breach, without any bond or other security being required and without the necessity of showing actual damages. If any court construes any covenant or agreement in this Section 11.3 to be unenforceable in any respect, the court may reduce the duration or area to the extent necessary so that the provision is enforceable, and the provision, as reduced, shall then be enforceable.

d. Non Solicitation. Each Restricted Seller agrees, during Restricted Period, on its own behalf or in the service or on behalf of others, not to induce or attempt to induce any officer, director, or employee of Corporation to leave the Corporation nor encourage any current customer/client of the Corporation listed on Schedule 11.3 to cease doing business with the Corporation.

11.4 Compliance with Loan Requirements. Buyer agrees to provide EagleBank, a Maryland banking institution ("Eagle") documentation, within five (5) business days of the date any payment is due under the Note, evidence (including financial statements and covenant compliance certificates), in order to enable payments under the Note and in accordance with that that certain subordination agreement by and between Seller Representative and Eagle of even

date herewith.

ARTICLE XII

NOTICES

12.1 Notices. Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if served either personally or, if deposited in the Unites States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communication be served personally, service shall be conclusively deemed made at the time of such personal service. If such notice, demand or other communication be given by mail, such shall be conclusively deemed given forty-eight (48) hours after the deposit thereof in the United States mail, addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth.

To Buyer:	PSI Investment, LLC Kyeong S. Seol, President and CEO 2907 Saintbury Plaza Unit 3-405 Fairfax VA 22031
with copy to:	Hanmi Center for Justice, PLLC James Y. Victory, Esq. 9667-B Main St. Fairfax VA 22031 Email: hanmicenter@gmail.com
To Sellers Representative:	Prakash Mehta 2960 Mother Well Ct Oak Hill, VA 20171
with copy to:	Stein Sperling Bennett De Jong Driscoll P.C. 25 West Middle Lane Rockville, MD 20850 Attn: Mark Schweighofer mschweighofer@steinsperling.com

Any party hereto may change its address for the purpose of receiving notices, demands and other communications as herein provided by a written notice given in the manner aforesaid to the other party or parties hereto.

ARTICLE XIII

DEFINITIONS

13.1 Definitions. For purposes of this Agreement, terms used in this Agreement, other than those specifically defined in the context in which they are used, shall have the meanings set forth below:

"Annualized Gross Revenue of the Corporation as of December 31, 2014" shall mean $40,729,908.00

"Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.

"Code" means the Internal Revenue Code of 1986, as amended from time to time and as in effect on the Closing Date, and all regulations promulgated pursuant thereto.

"Contract" means any contract, license, sublicense, franchise, permit, mortgage, purchase order, indenture, loan agreement, lease, sublease, agreement, obligation, instrument or other arrangement or any commitment to enter into any of the foregoing (in each case, whether written or oral) to which Corporation is a party or by which any of its assets or properties are bound.

"Disbursement Instructions" means those certain written instructions delivered to Buyer by Sellers' Representative specifying the delivery of the Purchase Price for the benefits of Sellers.

"Gross Revenue" shall mean all receipts received by the Corporation, excluding amounts received outside of the Ordinary Course of Business.

"Independent Accounting Firm" means a regionally recognized independent certified public accounting firm.

"Knowledge" as used in the phrases "to the Knowledge of Sellers", "to Sellers' Knowledge" or phrases of similar import means the actual knowledge or awareness after due inquiry of Mehta and/or Dhanani.

"Lien" means any mortgage, pledge, security interest, encumbrance, claim, Tax, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof) or any agreement to file any of the foregoing, any sale of receivables with recourse against Corporation, Seller or any of its Affiliates, and any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute.

"Ordinary Course of Business" means ordinary course of business consistent with past custom and practice.

"Person" means an individual, a partnership, a limited liability company, a corporation, a cooperative, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental authority, body or entity or any department, agency or political subdivision thereof.

"Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, capital gains, franchise, alternative or add-on minimum, estimated, sales, use, goods and services, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, employment, disability, payroll, license, employee or other withholding, contributions or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

"Tax Returns" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

"Transaction Documents" means this Agreement, and any and all documents listed as an exhibit or schedule hereto.

"Transaction Expenses" means all costs, fees and expenses (including legal, accounting, investment banking, advisory, broker fees, and other costs, fees and expenses) incurred by any Seller in connection with the negotiation, execution and delivery of this Agreement, or the Transaction Documents and which have not been indefeasibly paid in full prior to the Closing.

"Working Capital Target" means $6,313,136.00.

ARTICLE XIV

APPLICABLE LAW, JURISDICTION, VENUE AND SEVERABILITY

14.1 Applicable Law. This Agreement shall, in all respects, be governed by the laws of the Commonwealth of Virginia, regardless of conflict of law principles.

14.2 Jurisdiction and Venue. Each party, by his, her or its signature hereto hereby irrevocably submits to the exclusive jurisdiction and venue of the federal and state courts located in Fairfax County, Virginia for the purpose of any action between any of the parties hereto arising in whole or in part under or in connection with this Agreement, the Transaction Documents, the negotiation, terms or performance hereof or thereof.

14.3 Severability. Nothing contained herein shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision contained herein and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail but the provision of this Agreement which is affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law.

ARTICLE XV

MISCELLANEOUS

15.1 Specific Performance. It is agreed that the rights granted to the parties hereunder are of a special and unique kind and character and that, if there were a breach by any party of any material provision of this Agreement, the other party would not have an adequate remedy at law. It is expressly agreed therefore that the rights of the parties hereunder may be enforced by an action for specific performance and such other equitable relief as is provided under the laws of the Commonwealth of Virginia.

15.2 Interpretation; Representation by Counsel. This Agreement has been negotiated at arm's length and between Persons (or their representatives) sophisticated and knowledgeable in the matters dealt with in this Agreement. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities against the party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purpose of the Parties and this Agreement. The Sellers, on the one hand, and the Buyer, on the other hand, each acknowledge their right to independent legal counsel in connection with the negotiation of this Agreement, the Transaction Documents and the transaction contemplated therein. Upon execution of this Agreement each such party shall be deemed to have exercised or forfeited such right.

15.3 Entire Agreement. This Agreement, taken together with the exhibits and schedules attached hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all other written or oral negotiations, understandings or agreements among the parties with respect to the rights and obligations assumed herein and contains all of the covenants and agreements among the parties with respect to such rights and obligations.

15.4 Attorney Fees. In the event of any legal action arising under this Agreement or any asserted breach thereof by a party, the substantially prevailing party shall be entitled to recover all costs and expenses, including reasonable attorneys' fees, incurred in enforcing, attempting to enforce, or defending any of the terms, covenants or conditions of this Agreement, including costs incurred prior to commencement of legal action and in any appeal.

15.5 Successors and Assigns. Each of the terms and provisions contained herein shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

15.6 Modifications or Amendment. No amendment, change or modification of this Agreement shall be valid unless in writing, stating that it amends or modifies this Agreement, and signed by all of the Parties hereto.

15.7 Further Assurances. Each of the Parties hereto shall execute and deliver any and all additional papers, documents and other assurances and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the Parties hereto.

15.8 Time is of the Essence. Time is of the essence as to all terms, provisions, covenants and conditions of this Agreement.

15.9 Waiver. The waiver by any Party to this Agreement of the breach of any provision of this Agreement shall not be deemed a continuing waiver or a waiver of any subsequent breach, whether of the same or another provision of this Agreement.

15.10 Headings. The captions appearing at the commencement of the articles and paragraphs hereof are descriptive only and for convenience in reference. Should there be any conflict between any such caption and the article or paragraph at the head of which it appears, the article or paragraph and not such caption shall control and govern in the construction of this Agreement.

15.11 Exhibits and Schedules. Each of the exhibits and schedules attached or referred to in this Agreement are hereby incorporated as though set forth at length herein.

15.12 Counterparts. This Agreement may be executed in one or more separate counterparts, each of which, when so executed, shall be deemed to be an original. Such counterparts shall together constitute and be one and the same instrument. Signatures delivered by facsimile or other electronic means shall be deemed originals.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Stock Purchase Agreement as of the date and year first above written.

BUYER:

PSI INVESTMENT LLC, a Virginia limited liability company

By: Yeon Soo Seol

Its: CEO

SELLERS:

____
Nazim Dhanani

____
Prakash Mehta

____
Fred Williams Jr.

____
Douglas J. Kovich

____
Wallace Wayne Burge

____
Clyde McPherson

____
Sue-Jan S. Hou

____
Sivaramakrishna Kannan

____
Jaimi B. Taylor

Charles Farris

John Soderstrom

Emma G. Lim

Edward Cassenti

IN WITNESS WHEREOF, the Parties hereto have executed this Stock Purchase Agreement as of the date and year first above written.

BUYER:

PSI INVESTMENT LLC, a Virginia limited liability company

By: ______________________________

Its: ______________________________

SELLERS:

N Dhanani
Nazim Dhanani

Prakash Mehta

Fred Williams Jr.

Douglas Kovich
Douglas J. Kovich

W. Wayne Burge
Wallace Wayne Burge

Clyde McPherson

Sue-Jan S. Hou

Sivaramakrishna Kannan

Jaimi B. Taylor
Jaimi B. Taylor

Charles Farris

John Soderstrom

Emma G. Lim

Edward Cassenti

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

EXHIBIT A

Stock Ownership

Name	Shares outstanding as of 10/30/15	Percentage %
Nazim Dhanani	128,626	38.87%
Prakash Mehta	123,193	37.22%
Douglas J. Kovich	16,579	5.01%
Fred Williams Jr.	31,435	9.50%
Clyde McPherson	5,422	1.64%
Wallace Wayne Burge	5,984	1.81%
Sue-Jan S. Hou	4,940	1.49%
Jaimi B. Taylor	3,700	1.12%
Emma G. Lim	1,187	0.36%
Charles Farris	3,356	1.01%
Sivaramakrishna Kannan	4,000	1.21%
John Soderstrom	1,527	0.46%
Ed Cassenti	1,000	0.30%
Total	**330,949**	**100.00%**

<u>SCHEDULE 4.4</u>

NONE

SCHEDULE 4.5

PROCEEDINGS

New York State Department of Labor, Unemployment Insurance Division

No. 16-524539/USAJV10279

Claim is for additional contributions and interest owed to NY State Unemployment Insurance

As of August 21, 2015, the principal and interest owed is $177,666.29.

SCHEDULE 4.8

OFFICERS AND DIRECTORS

Directors

Dhanani, Nazim S.
Farrell, Gerald
Krejci, James
Mehta, Prakash M.
Williams, Fred M.

Officers

Dhanani, Nazim S., President
Mehta, Prakash M., Vice President of Finance & Administration

<u>SCHEDULE 11.3</u>

FEDERAL, STATE AND LOCAL CONTRACTS

Project #	Name	Agency Names/Prime contractor Names	Contract Numbers	Contract	Performance
	FEDERAL Contract				
5146	DHS/US Customs/CA	CA Technologies	PO # 4300009410	T&M	07/01/06-06/30/15
5205	NASA/Unisys/	UNISYS Corporation	Prime Contract # NNL 11AA08C/ Subcontract # RUS-SK0104	CPFF	02/01/11-01/25/16
5211	VA/SRA/VEIRS/CGS	SRA International Inc.	PRIME Contract # VA118 -11-D-0053/ Subcontract # SRAS000654	T&M	08/15/11-09/30/17
5217	FDA/DRT	DRT Strategies Inc.	Prime Contract # HHSF223 2010 000471	T&M	09/24/12-09/03/15
5220	VA/Technatomy/LGY	Technatomy Corporation	Prime Contract # VA118-1005-0008/ Technatomy Contract # PSI-09262012	FFP	09/25/12-03/25/16
5241	NCI/CTEP/TRI	Technical Resources International Inc.	Prime Contract # HHSN 261 2015 000006C	CPFF	07/01/15-06/30/22
5244	FDA_CTU/NIH CIO SP3	Food & Drug Administration	NIH CIO SP3 Contract # HHSN316 2012 00165W/ FDA Order # HHSF223 2015 10272W	FFP	09/29/15-09/28/16
5245	VA/CAR/CAROLS/SRA	SRA International Inc.	SRA T 4 768 CRAS CAROLS Maintenance	FFP	10/01/15-09/30/20
5660	Altria (Philips Morris)	Altria (Philips Morris)	PO # 3400044098	FFP	07/15/15-12/31/15
	NIH CIO SP3	NIH	HHSN3162012200165W	GWAC	07/15/12-07/14/22
	GSA Schedule 70	GSA	GS-35F-5491H		03/12/13-03/11/18
	State& Local Contract				
5190	NYC/MTA	Metro-North Railroad	Contract # 0000070816	T&M	07/01/11-12/31/15
5193	Hunter College	Hunter College _CUNY	PO # 00000003847 & PO # 0000003848	T&M	12/31/2015
5216	NYC/ DoITT- 3 NEA 1	Dept. of Information Technology & Telecommunication	Parent Contract # 858 2012 620 0391	T&M	01/01/12-12/31/15
5222	NYS/County of Dutchess	County of Dutchess	Contract # 14-0148-11/14-SS	FFP	11/01/12-11/15/15
5223	NYS/HBITS/OGS	Office of General Services	Contract # PH 65782	T&M	11/01/12-10/31/17
5225	HBITS/OGS/Non Executive	Office of General Services	Contract # PH 65782	T&M	11/01/12-10/31/17
5226	NYC ED	NYC/ Dept. of Education	B2414; B24689, B2589, B2591 & B2637	T&M	08/12/13-03/29/17
5227	NYC DoITT- 3 NEA 2	Dept. of Information Technology & Telecommunication	Parent Contract # 858 2014 620 0061	T&M	07/01/13-03/29/17
5229	NYC TDC	NYC Technology Development Corporation	1-2015	T&M	06/12/13-06/11/16
5231	NYS HBITS Travel	Office of General Services	Contract # PH 65782	T&M	11/01/12-10/31/17
5232	NYC PHS	NYC Public Health Corporation	Contract # 15-PSI-01	T&M	03/14/14-10/31/15
5233	NYS/OAG	Office of Attorney General	Contract # C-103195	T&M	04/01/14-03/31/19
5234	NYC DoITT- 3 NEA 3	Dept. of Information Technology & Telecommunication	Parent Contract # 858 2015 620 0212	T&M	07/01/14-12/31/15

5236	NYC/NYPD/Vexcel	Vexcel Corporation	NYPD/ Vexcel Corporation	T&M	2/1/15-01/31/16
5237	NYC DoITT- 3 NEA 4	Dept. of Information Technology & Telecommunication	Parent Contract # 858 2016 620 xxx	T&M	07/01/15-12/31/16
5238	NYC/HRA/GSA	NYC/Human Resources Administration	Contract # 15GPEMI31401/ GSA Contract # GS-35F-54191H	T&M	04/01/15-03/31/18
5239	NYCNYPD/Data Vision	Data Vision Corporation	NYPD/ Data Vision Corporation	T&M	05/04/15-01/31/16
5242	NYS/OGS PRO	Office of General Services	PB20420	T&M	10/01/15-09/30/20
5243	NYC/DOE/GSA	NYC/ Dept. of Education	B2752	T&M	09/24/15-09/23/16